UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2023

STRONG GLOBAL ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-41688	N/A
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

5960 Fairview Road, Suite 275 Charlotte, NC	28210
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 471-6784

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Class A Common Voting Shares, without par value	SGE	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry Into a Material Definitive Agreement.

1. Acquisition of SH2022

On July 7, 2023, Strong Studios, Inc (“Strong Studios”), a wholly-owned subsidiary of Strong Global Entertainment, Inc., entered into the Safehaven 2022, Inc. Stock Purchase Agreement with Unbounded Services LLC, to purchase 510 shares of the common stock of Safehaven 2022, Inc. (“SH2022”), effective as of June 23, 2023. As a result, Strong Studios’ ownership in SH2022 increased from 49% to 100%, and SH2022 became a wholly owned subsidiary of Strong Studios.

2. Transactions with CSSE Companies

On June 30, 2023, SH2022 entered into a purchase agreement (the “Purchase Agreement”) with Screen Media Ventures, LLC (“SMV”), to purchase all of SMV’s right, title and interest in a television series presently entitled “Safehaven,” including all rights acquired by SMV pursuant to that certain distribution agreement dated March 3, 2022 and subsequently amended on May 20, 2022 (the “Distribution Agreement”) between and among SMV, Strong Studios and SH2022. SMV is a subsidiary of Chicken Soup for the Soul Entertainment, Inc. (Nasdaq: CCSE) (“CSSE”).

The purchase price is deemed satisfied by the payment in full by Ravenwood-Productions, LLC (“Ravenwood”) of the amount due as a minimum guarantee due to Bank of Hope (the “Bank”) as described in the discussion of the Management Agreement with Ravenwood below. SMV is entitled to receive no further payments in respect of the “Safehaven” production, provided that, upon Strong Studios’ receipt of $15,000,000 in gross receipts, SMV shall be paid an amount equal to five percent (5%) of the net proceeds up to a maximum of $400,000. The Purchase Agreement is subject to the satisfaction of certain conditions precedent, including the above-mentioned payment by Ravenwood to the Bank, which was made on July 7, 2023, and is retroactively effective as of June 30, 2023.

On June 30, 2023, Strong Studios and Landmark Studio Group, LLC (“Landmark”) signed a second amendment to the assignment and attachment agreement (the “Second Amendment”) to amend the assignment and attachment agreement entered into by Strong Studios, Landmark and FG Group Holdings (as the guarantor; formerly Ballantyne Strong, Inc.) on March 3, 20222. The Second Amendment terminates all interests held by Landmark and its parent, affiliated and subsidiary companies in the “Safehaven” series.

3. Transactions with Ravenwood

On July 7, 2023, and effective as of June 30, 2023, SH2022, Strong Studios and Ravenwood entered into a management agreement (the “Management Agreement”), pursuant to which:

●	Ravenwood will promptly advance the amount due to the Bank in respect of the minimum guarantee under the Distribution Agreement, which as of June 30, 2023 was approximately $6.4 million, on the later of June 30, 2023, the complete execution of the Management Agreement, and the satisfaction of the conditions precedent mentioned below.
●	SH2022, Strong Studios and Ravenwood will enter into a sales agent agreement with an agency to represent and sell the “Safehaven” series.
●	Each of Ravenwood and Strong Studios will be paid a management commission of 20% and 7%, respectively, of the Net Sales Price of the Series (as defined in the Management Agreement).
●	All Gross Receipts (as defined by the Management Agreement) shall be distributed according to an agreed waterfall, with the balance to be paid to the named participants, including Strong Studios which will be paid 32.5%.
●	SH2022 conveys to Ravenwood an undivided 75% interest in all rights in and to the “Safehaven” series, retaining 25% for itself.

The parties’ obligations under the Management Agreement were subject to the satisfaction of certain conditions precedent, all of which were satisfied by July 7, 2023.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above in Item 1.01 of this Current Report on Form 8-K under the heading “Transactions with CSSE Companies” is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRONG GLOBAL ENTERTAINMENT, INC.

Date: July 7, 2023	By:	/s/ Todd R. Major
	Name:	Todd R. Major
	Title:	Chief Financial Officer